Exhibit 99.1

PRESS RELEASE

Travelport Appoints Former Visa Europe CIO, Steve Chambers, as a Non-Executive Director to Its Board

Langley, UK – April 27, 2015: Travelport (NYSE: TVPT), a leading Travel Commerce Platform providing distribution, technology, payment and other solutions for the $8 trillion global travel and tourism industry, today announced the appointment of Steven Chambers to its Board of Directors.

The appointment is effective immediately. Mr Chambers will also become a member of the Compensation Committee of Travelport’s Board on June 1, 2015.

Mr. Chambers, 56, has spent most of his professional career in technology and the payments business, most recently serving as Executive Vice President and Chief Information Officer of Visa Europe Ltd. In this role he had overall responsibility for Visa Europe’s transaction processing business which included running all of the organization’s IT and business operations. Prior to Visa Europe, Mr. Chambers held various leadership positions including with ACI Worldwide, Inc. and First Data Resources. He also previously served as a director of Monitise PLC.

Commenting on the appointment, Douglas Steenland, Chairman of the Travelport Board of Directors, said: “We are delighted to welcome Steve Chambers to our Board, bringing as he does significant insight into designing and operating mission critical technology on a global basis and at scale. He also has significant experience in the payments space which is an area of focus for Travelport through our eNett subsidiary. Steve complements and extends the skills already on our Board and will provide further support to the President and CEO, Gordon Wilson, as Gordon continues to successfully develop Travelport into the world’s leading travel commerce platform.”

With this appointment, Travelport’s Board of Directors now consists of eight members, all of whom, with the exception of the President and CEO, Gordon Wilson, are independent directors. Full details can be found here.

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About Travelport

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $8 trillion global travel and tourism industry. With a presence in over 170 countries, over 3,400 employees and 2014 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world's leading travel providers with online and offline travel buyers in a proprietary business to business ("B2B") travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.
•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company is listed on the New York Stock Exchange and trades under the symbol "TVPT".

Contacts:

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com

Investors:

Majid Nazir

Head of Investor Relations

+44 (0) 1753 288 857

majid.nazir@travelport.com